                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        Federal Realty Investment Trust
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        Federal Realty Investment Trust
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

            [LOGO OF FEDERAL REALTY INVESTMENT TRUST APPEARS HERE]


                                                                  March 28, 1995

Dear Shareholder:

  Please accept my personal invitation to attend our Annual Meeting of Shareholders on Wednesday, May 10, 1995 at 10:00 a.m. This year's meeting will be held at Woodmont Country Club, Rockville, Maryland.

  The business to be conducted at the meeting is set forth in the formal notice that follows. In addition, Management will provide a review of 1994 operating results and discuss the outlook for the future. After the formal presentation, the Trustees and Management will be available to answer any questions that you may have.

  Your vote is important. I urge you to complete, sign and return the enclosed proxy card.

  I look forward to seeing you on May 10.

                                          Sincerely,

                                          /s/ Steven J. Guttman
                                          Steven J. Guttman
                                          President and
                                          Chief Executive Officer

                        FEDERAL REALTY INVESTMENT TRUST

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 10, 1995

To Our Shareholders:

  The 1995 Annual Meeting of Shareholders of Federal Realty Investment Trust ("Trust") will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland, on Wednesday, May 10, 1995, at 10:00 a.m. for the purpose of considering and acting upon the following:

  1. The election of three Trustees to serve for the ensuing three years.

  2. The transaction of such other business as may properly come before the meeting or any adjournment.

  Shareholders of record at the close of business on March 27, 1995 are entitled to notice of and to vote at the Annual Meeting.

                                          For the Trustees:

                                          /s/ Catherine R. Mack
                                          Catherine R. Mack
                                          Vice President--General
                                          Counsel and Secretary

PLEASE FILL OUT, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY IN WRITING, OR AT THE ANNUAL MEETING IF YOU WISH TO VOTE IN PERSON.

                        FEDERAL REALTY INVESTMENT TRUST
             4800 HAMPDEN LANE, SUITE 500, BETHESDA, MARYLAND 20814

                                PROXY STATEMENT
                                 MARCH 28, 1995

  Proxies in the form enclosed are solicited by the Board of Trustees of Federal Realty Investment Trust for use at the 1995 Annual Meeting of Shareholders ("Annual Meeting") to be held at 10:00 a.m., Wednesday, May 10, 1995, at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland. The close of business on March 27, 1995 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting. On that date, the Trust had 31,666,980 common shares of beneficial interest ("Shares") outstanding, each of which is entitled to one vote. If the proxy in the enclosed form is signed and returned, it will be voted as specified in the proxy; if no specific voting instructions are indicated, the proxy will be voted in favor of the three Trustees nominated and in the named proxies' discretion as to other matters at the Annual Meeting. Any proxy may be revoked by a shareholder at any time before it is voted by written notice, or by attending the Annual Meeting and voting in person.

  The presence, in person or by proxy, of a majority of the outstanding Shares entitled to vote constitutes a quorum at the Annual Meeting. Trustees are elected by the affirmative vote of the holders of a majority of the Shares entitled to vote that are present, in person or by proxy, at the Annual Meeting.

  Votes cast "for" and "against" the Proposal will be tallied as indicated. "Broker non-votes" (i.e., Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the persons entitled to vote such Shares and the broker or nominee does not have discretionary voting power under applicable New York Stock Exchange ("NYSE") rules) are not counted and will have no effect on whether a Proposal is adopted. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum and the number of votes necessary to adopt a Proposal. The vote of a shareholder who abstains will have the same effect as if he or she had voted "against" a Proposal.

  This Proxy Statement and an accompanying proxy are being mailed to shareholders on or about March 29, 1995, together with the Trust's 1994 Annual Report, which includes certified financial statements for the year ended December 31, 1994. The Consolidated Balance Sheets as of December 31, 1994 and 1993 and the Consolidated Statements of Operations, the Consolidated Statements of Shareholders' Equity, the Consolidated Statements of Cash Flows, and the Notes to Consolidated Financial Statements (each of such Statements being for the years ended December 31, 1994, 1993 and 1992), certified and contained in the Trust's 1994 Annual Report, are incorporated herein by reference to that Report.

                                   PROPOSAL 1

                              ELECTION OF TRUSTEES

  Pursuant to Section 2.2 of the Trust's Declaration of Trust, the Trustees are divided into three classes serving three year terms. Three Trustees, comprising one class of Trustees, are to be elected at the 1995 Annual Meeting. Mr. Dennis
L. Berman, Ms. Kristin Gamble and Mr. Donald H. Misner have been nominated for election as Trustees to hold office until the 1998 Annual Meeting and until their successors have been elected and shall qualify. Proxies may not be voted for more than three Trustees.

                                  PRINCIPAL OCCUPATIONS
                                        AND OTHER               TRUSTEE TERM TO
        NAME          AGE             DIRECTORSHIPS              SINCE  EXPIRE
- -------------------------------------------------------------------------------
Dennis L. Berman.....  44 General Partner, GDR Partnerships and  1989    1998
                          Vingarden Associates,
                          builders/developers; Berman Enter-
                          prises.
Kristin Gamble.......  49 President, Flood, Gamble Associates,           1998
                          Inc., an investment counseling firm;
                          Director, Ethan Allen Interiors,
                          Inc., a furniture retailer.
Donald H. Misner.....  60 Director of New Development of the     1978    1998
                          Trust; Past President, Misner Devel-
                          opment; Co-founder, Miami Project to
                          Cure Paralysis.

  Terms of office of the six Trustees named below will continue until the Annual Meeting in the years indicated.

                                     PRINCIPAL OCCUPATIONS
                                           AND OTHER               TRUSTEE TERM TO
          NAME           AGE             DIRECTORSHIPS              SINCE  EXPIRE
- ----------------------------------------------------------------------------------
Samuel J. Gorlitz.......  77 Founder of the Trust; President,       1975    1996
                             Gorlitz Associates, real estate de-
                             velopers.
Steven J. Guttman.......  48 President and Chief Executive Officer  1979    1996
                             of the Trust; Trustee, International
                             Council of Shopping Centers; National
                             Association of Real Estate Investment
                             Trusts Board of Governors and Execu-
                             tive Committee.
George L. Perry.........  61 Senior Fellow, Brookings Institution;  1993    1996
                             Director, State Farm Insurance Com-
                             pany and various mutual funds managed
                             by the Dreyfus Corporation.
A. Cornet de Ways Ruart   61 Director of SIPEF S.A., an interna-    1983    1997
                             tional holding company principally of
                             agricultural interests; Director of
                             Interbrew S.A.
Morton S. Lerner........  67 Retired President and Chief Operating  1993    1997
                             Officer of Lerner Shoes, Inc.; Direc-
                             tor, Wachovia Bank.
Walter F. Loeb..........  70 President, Loeb Associates,            1991    1997
                             management consulting firm.
                             Publisher, Loeb Retail Letter;
                                        ------------------
                             Director, InterTAN Inc., an
                             international electronics retailer;
                             Director, ColorTile, Inc., a
                             retailer; Director, Wet Seal, a
                             women's apparel retailer; Retired
                             Principal and Senior Retail Analyst,
                             Morgan Stanley & Co., Inc..

  The Board of Trustees has an Audit Committee, comprised of Messrs. Berman, Loeb and Perry, which independently reviews the Trust's financial statements and coordinates its review with the Trust's independent public accountants. The Audit Committee held four meetings in 1994. The Compensation Committee, comprised of Messrs. Cornet, Lerner and Perry, reviews and reports to the Board on incentive plans and remuneration of officers. That committee held four meetings in 1994. The Compensation Committee, administers the Trust's 1993 Long-Term Incentive Plan. During 1994 the Board of Trustees held thirteen meetings. The Board of Trustees has no standing nominating committee.

  THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE THREE NOMINEES.

                  OWNERSHIP OF SHARES BY TRUSTEES AND OFFICERS

  As of March 27, 1995, Trustees, nominee for Trustee and executive officers as a group, and the Trustees, nominee for Trustee and named executive officers, individually, beneficially owned the following Shares:

                                                          PERCENTAGE OF
                                    NUMBER OF SHARES    OUTSTANDING SHARES
NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED (1)    OF THE TRUST
- --------------------------------------------------------------------------
Trustees and executive officers        1,849,342                5.84%
as a group (15 individuals)
Dennis L. Berman(2)                      453,256                1.43%
A. Cornet de Ways Ruart(3)                23,197             under 1%
Kristin Gamble(4)                        141,567             under 1%
Steven J. Guttman(5)                     540,063                1.71%
Samuel J. Gorlitz(6)                     142,483             under 1%
Ron D. Kaplan(7)                          75,581             under 1%
Arnold M. Kronstadt(8)                    35,437             under 1%
Morton S. Lerner(9)                        8,377             under 1%
Walter F. Loeb                            11,940             under 1%
Donald H. Misner(10)                      28,716             under 1%
Mary Jane Morrow(11)                     103,209             under 1%
George L. Perry(12)                        6,714             under 1%
Hal A. Vasvari                           111,698             under 1%
Robert S. Wennett                         96,666             under 1%

- --------
  (1) The number and percentage of Shares shown in this table reflect beneficial ownership, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, including Shares which are not owned but as to which options are outstanding and may be exercised within 60 days. Except as noted in the following footnotes, each Trustee and named executive officer has sole voting and investment power as to all Shares listed. Fractions are rounded to the nearest full Share.
  (2) Includes 434,875 Shares as to which Mr. Berman is Trustee under Voting Trust Agreements for certain family members. Mr. Berman does not have disposition rights with respect to these Shares. This number also includes 1,000 Shares owned by a partnership in which Mr. Berman is a general partner.
  (3) Does not include 700 Shares owned by a corporation of which Mr. Cornet's wife is a director.
  (4) Includes 139,067 shares as to which Ms. Gamble shares investment power for clients. Includes 257 shares as to which Ms. Gamble is a Trustee of a profit sharing plan.
  (5) Includes 12,000 Shares in trust as to which Mr. Guttman shares voting and investment power with two other trustees, 12,899 Shares owned jointly with his wife and 37,022 Shares held as custodian for minor children.
  (6) Includes 22,100 Shares as to which Mr. Gorlitz shares voting and investment power. Does not include 4,954 Shares as to which Mr. Gorlitz's wife has sole voting and investment power.
  (7) Does not include 1,359 Shares as to which Mr. Kaplan's wife has sole voting and investment power.
  (8) Does not include 3,568 Shares as to which Mr. Kronstadt's wife has sole voting and investment power.
  (9) Does not include 2,500 Shares as to which Mr. Lerner's wife has sole voting and investment power.
  (10) Includes 574 Shares owned jointly as to which voting and investment power is shared with Mr. Misner's wife.
  (11) Includes 52 Shares held as custodian for minor children. Does not include 138 shares as to which Ms. Morrow's mother has sole voting and investment power.
  (12) Does not include 300 Shares as to which Mr. Perry's wife has sole voting and investment power.

                REMUNERATION OF EXECUTIVE OFFICERS AND TRUSTEES

  The following table sets forth the summary compensation of the Chief Executive Officer and the four other most highly paid executive officers ("executive officers" or "named officers").

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                                 COMPENSATION
                                       ANNUAL COMPENSATION          AWARDS
                                  ------------------------------ ------------
            (A)              (B)    (C)      (D)        (E)          (G)          (I)
                                                       OTHER
                                                       ANNUAL                  ALL OTHER
                                   SALARY           COMPENSATION              COMPENSATION
                                    (A)     BONUS       (B)        OPTIONS        (D)
NAME AND PRINCIPAL POSITION  YEAR   ($)      ($)        ($)        (#) (C)        ($)
- -------------------------------------------------------------------------------------------
Steven J. Guttman            1994 $500,000 $120,000                    --       $207,000(E)
President                    1993  496,000  200,000                 80,000        18,000
 & Chief Executive           1992  466,000  150,000                 10,000       395,000(E)
 Officer
Ron D. Kaplan(F)             1994  190,000   75,000                    --        130,000
Vice President, Capital      1993  178,000   60,000                    --         76,000
 Markets                     1992      --       --                     --            --
Mary Jane Morrow             1994  200,000   30,000                    --         67,000(E)
Senior Vice President,       1993  193,000   50,000                 40,000        24,000
 Finance & Treasurer         1992  181,000   38,000                 10,000       112,000(E)
Hal A. Vasvari               1994  225,000   75,000                    --         74,000(E)
Executive Vice               1993  223,000  125,000                 40,000        31,000
 President,                  1992  208,000   75,000                 10,000       116,000(E)
 Chief Operating
 Officer
Robert S. Wennett            1994  200,000   60,000                    --         62,000(E)
Senior Vice President,       1993  190,000  100,000                 40,000        13,000
 Acquisitions                1992  179,000   65,000                 10,000       107,000(E)

- --------
(A) Amounts shown includes amounts deferred at the election of the named officer pursuant to plans available to substantially all employees and pursuant to a nonqualified deferred compensation plan available to all officers.
(B) No named officer received perquisites or other personal benefits aggregating the lesser of 10% of annual salary and bonus or $50,000.
(C) Option exercise price is equal to the fair market value of the Shares on the date of grant.
(D) The amounts shown in this column for the last fiscal year include the following: (i) Mr. Guttman: $5,000--Trust paid group term life insurance; $4,000--Trust contribution to Section 401 (k) Plan and the deferred compensation plan; $4,000--Trust paid annuity contract premium; and $5,000--Trust paid long-term disability insurance premium; and $189,000-- deferred compensation from forgiveness of loans as described below in (E);
    (ii) Mr. Kaplan: $1,000--Trust paid group term life insurance; $4,000-- Trust contribution to Section 401 (k) Plan and the deferred compensation plan; $1,000--Trust paid long-term disability insurance premium; $124,000-- Trust reimbursement of relocation expenses; (iii) Ms. Morrow: $1,000--group term life insurance premium; $4,000--Trust contribution to Section 401 (k) Plan and the deferred compensation plan; $3,000--Trust paid long-term disability insurance premium; and $59,000--deferred compensation from forgiveness of loans as described below in (E); (iv) Mr. Vasvari: $4,000-- Trust paid group term life insurance; $4,000--Trust contribution to Section 401 (k) Plan and the deferred compensation plan; $7,000--Trust paid long-term disability insurance premium; and $59,000--deferred compensation from forgiveness of loans as described below in (E); (v) and Mr. Wennett:
    $1,000--Trust paid group term life insurance premium; $4,000--Trust contribution to Section 401 (k) Plan and the deferred compensation plan; and $57,000--deferred compensation from forgiveness of loans as described below in (E).
(E) In either 1988 or 1989 restricted Share grants were made to the named officer. Loans to facilitate the payment of taxes, either when the officer elected to be taxed or upon vesting, were made to the named officer. The loans are forgiven in three equal installments so long as the officer is still employed by the Trust and such forgiveness is included in Column (i).
   In 1991, the named officers, except Mr. Kaplan, were awarded the opportunity to purchase Shares of the Trust and the Trust made available loans for 100% of the purchase price. One half of the loan was originally scheduled to be forgiven, by forgiving one-sixteenth each January 31, over an 8 year period so long as the officer was employed by the Trust. The Trust and the named officers, other than Mr. Wennett, have agreed to modify the terms of the loan so that beginning in 1995 and each year thereafter, there will be no forgiveness as of January 31 of each year if Funds from Operations ("FFO") per Share increases by less than 5% during the preceding fiscal year. If FFO per Share increases by 5% or more, one-sixteenth of the loan will be forgiven. Beginning in 1996 and thereafter, if FFO per Share increases by 10% or more and total return to shareholders is 10% or greater during the preceding fiscal year, one-eighth of the loan will be forgiven. However, 25% of the original principal amount of each loan is not subject to forgiveness by the Trust. The loans, except Mr. Wennett's, were also modified during 1994 so that they are due on January 31, 2004.
(F) On December 17, 1993, the Trust awarded Mr. Kaplan the opportunity to purchase 40,000 Shares as of January 1, 1994 at the closing price on December 31, 1993 ($25 per share). The Trust loaned Mr. Kaplan 100% of the purchase price for a term of 12 years. One-eighth of the loan was forgiven on January 31, 1995. Forgiveness of the remainder of Mr. Kaplan's loan is subject to the same performance measures described above in (E).

  Trustees' fees are paid to Trustees other than Mr. Guttman. In accordance with the provisions of the 1993 Long-Term Incentive Plan, Trustees' fees are payable in cash or Shares or a combination of both, at the election of the Trustee; the Trust issued Shares for 62% of the Trustees' fees paid in 1994. The annual Trustee fee for 1994 was $25,000. Each Trustee was paid the fee based on the number of months during the year he served as a Trustee. The annual fee in 1994 for service on the Compensation Committee was $2,500 and $3,000 for service as its Chairman. The annual fee in 1994 for service on the Audit Committee was $2,000 and $2,500 for service as its Chairman. Committee fees were also prorated based on the number of months of service. In accordance with the 1993 Long-Term Incentive Plan, as of the date of the 1994 Annual Meeting of Shareholders, each nonemployee Trustee received an option to purchase 2,500 Shares at an exercise price of $24.88. Mr. Misner also received an option to purchase 2,500 shares at an exercise price of $24.88. Pursuant to a consulting agreement, Mr. Gorlitz provides consulting services to the Trust and is paid an annual consulting fee of $120,000.

EMPLOYMENT AGREEMENTS

  In April 1989, the Trust entered into employment agreements with Steven J. Guttman, Mary Jane Morrow and Hal A. Vasvari. In January 1992, the Trust entered into an employment agreement with Robert S. Wennett. The employment agreements provide that the employee's salary may not be decreased and is automatically increased on January 1 of each year by 50% of any increase in the Consumer Price Index ("CPI") for the previous year. The Board may further increase the salary at any time. The term of each agreement is three years, to be automatically renewed at the end of each month for an additional three years unless either party notifies the other that it elects not to extend the term. The Trustees may terminate the agreement, if the employee is totally disabled for at least six consecutive months and a severance payment is made to the employee of compensation for the lesser period of one year or the remaining term of the agreement, and may also terminate the agreement for "just cause" without payment to the employee. The employee may terminate the agreement without advance notice if his/her duties or responsibilities are materially modified without his/her consent, if the Trust moves the location of its principal office outside the Washington D.C. area, or if the Trust is merged or consolidated with another entity. If any employee so terminates his/her agreement, he/she is entitled to full compensation for the remaining term of the agreement. The employee may also terminate the agreement upon at least six months notice and in that case the Trust's obligations to pay compensation to the employee ceases on the effective date of termination. The agreements are automatically terminated upon an employee's death. In October 1992, the Trust entered into an employment agreement with Mr. Kaplan for an initial term of three years. The Trustees could have terminated the agreement for "just cause" without payment to the employee. Mr. Kaplan could have terminated the agreement on 60 days notice, provided, however, if he terminated before two full years of service to the Trust, he would have had to reimburse the Trust for 50% of any relocation expense paid to him. Mr. Guttman's, Mr. Kaplan's, Ms. Morrow's, Mr. Vasvari's and Mr. Wennett's current annual salaries are $500,000, $190,000, $200,000, $225,000, and
$202,765 respectively.

  In December 1994, the Compensation Committee determined that it was in the best interest of the Trust if the employment agreements of the executive officers ceased renewing each month for an additional 3 year term. To achieve this, the Compensation Committee offered to certain executive officers, other than the President, the option to substitute a severance agreement for the employment agreement or to continue with a fixed-term employment agreement. Mr. Vasvari, Ms. Morrow and Mr. Kaplan each elected to substitute the severance agreement for the employment agreement. Mr. Wennett did not substitute a severance agreement for his employment agreement. At January 1, 1995, Mr. Wennett had an employment agreement with a 39 month term.

  The severance agreements provide, among other things, that: (a) if the employee is terminated without cause, he/she will be entitled to receive salary payments for up to 18 months, depending upon length of service and benefits for 9 months; and (b) if the employee voluntarily resigns, the employee will receive salary payments and benefits for up to 6 months, depending upon length of service. The employee also will receive the benefits payable upon a termination without cause if his/her duties are materially modified without his/her consent, the Trust moves the location of its principal office outside the Washington, D.C. area, the Trust is merged into or consolidated with another entity, or the employee's base salary is decreased by 25%.

  In April 1989, the Trust entered into agreements with Mr. Guttman, Ms. Morrow, Mr. Vasvari and in January 1990 with Mr. Wennett that provide that if any of these officers leaves the employment of the Trust following a "change of control" (defined as control of 35% or more of outstanding Shares of the Trust), each officer will be entitled to receive a lump sum cash payment, to have health and welfare benefits and executive privileges continued for a period following such termination, to have all restrictions on the exercise or receipt of any stock options or stock grants lapse, to accelerate forgiveness of Share purchase loans and to have all Shares owned at termination be redeemed at a formula price. Mr. Guttman's payment would be equal to 299% of his salary including incentive compensation and his benefits and privileges would continue for three years. Each of the other named officers would receive two times their salary including incentive compensation and their benefits and privileges would continue for two years.

    AGGREGATED OPTION EXERCISES IN 1994 AND DECEMBER 31, 1994 OPTION VALUES

  The following table provides information on option exercises in 1994 by the named executive officers and the value of each such officer's unexercised options at December 31, 1994.

          (A)                  (B)              (C)                   (D)                       (E)
                                                                   NUMBER OF
                                                                  SECURITIES                 VALUE OF
                                                                  UNDERLYING                UNEXERCISED
                                                                  UNEXERCISED              IN-THE-MONEY
                                                                  OPTIONS AT                OPTIONS AT
                                                              FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(1)
                         SHARES ACQUIRED                   ------------------------- -------------------------
          NAME           ON EXERCISE (#) VALUE REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- --------------------------------------------------------------------------------------------------------------
Steven J. Guttman.......         --                --        43,923       53,577       $ 1,200        $32
Ron D. Kaplan...........     31,162(2)        $41,000            --        8,838            --         --
Mary Jane Morrow........         --                --        22,211       26,911           600         32
Hal A. Vasvari..........         --                --        26,211       26,911        11,100         32
Robert S. Wennett.......      4,878            33,000        13,333       26,911            --         32

- --------
  (1) Based on $20.63 per Share the closing price on the NYSE on December 31, 1994.
  (2) Mr. Kaplan purchased 22,324 of these shares pursuant to an exercise of a nonqualified stock option issued under the Trust's 1983 stock option plan. Mr. Kaplan received a loan to purchase these shares. The loan was approved by the Board.

RETIREMENT AND DISABILITY PLANS

  The Trust has a retirement and disability plan for Mr. Guttman, effective since 1978. The agreement implementing the plan provides generally for an annual payment after retirement at or after age 62, or at any time on suffering a total and permanent disability, of $40,000. A lump-sum death benefit of $40,000 will be paid to Mr. Guttman's estate. Mr. Guttman's plan requires funding, and a $200,000 annuity contract was purchased to assist the Trust in meeting this obligation.

  The Trust has a retirement and disability plan for Mr. Gorlitz, effective since 1978, and amended in 1988 and 1992 to revise the current annual payments. The plan provides for an annual consultation fee payment of $120,000, until notice of retirement is given by either Mr. Gorlitz or the Trust, at which time Mr. Gorlitz will receive an annual retirement payment of $75,000 plus adjustments for changes in the Consumer Price Index that occur between June 1, 1988 and the date of Mr. Gorlitz's retirement. Thereafter retirement payments are adjusted annually for changes in the Consumer Price Index, except that no annual adjustment may exceed 10%.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  For 1994, as for prior years, the Compensation Committee was responsible for determining the level of compensation paid to the Trust's executive officers, subject to review and approval of the entire Board of Trustees. The Compensation Committee is comprised entirely of non-employee Trustees.

  Philosophy. The members of the Compensation Committee believe that the Trust's success is largely due to the efforts of its employees and, in particular, the leadership exercised by its executive officers. Therefore, the Compensation Committee believes that it is important to:

  . Adopt compensation programs that enhance the Trust's ability to attract and retain qualified executive officers while providing the financial motivation appropriate to achieve continued high levels of Trust performance.

  . Adopt compensation programs that stress stock ownership and, thereby, tie long-term compensation to increases in shareholder value.

  . Provide a mix of cash and stock-based compensation programs that are competitive with a select group of successful real estate investment trusts and other successful national and regional firms that the members of the Compensation Committee believe are comparable to the Trust.

  . Adjust salary, bonuses and other compensation awards commensurate with overall corporate results.

  . Select compensation programs that emphasize teamwork, pay-for-performance and overall corporate results.

  The members of the Compensation Committee believe, however, that fixed compensation formulas may not adequately reflect all aspects of the Trust's and an individual executive officer's performance. Therefore, the Compensation Committee has retained a high degree of flexibility in structuring the Trust's compensation programs. This allows the Compensation Committee annually to evaluate subjectively and reward each executive officer's individual performance and contribution to the Trust's overall financial and operational success.

  The Compensation Committee has from time to time retained compensation consultants to assist it in structuring the Trust's various compensatory programs and determining the level of salary, bonus and other awards paid to the Trust's executive officers. For a portion of 1994, the Compensation Committee retained Compensation Resources, Inc. ("CRI") for this task.

  1994 Salary and Bonus Compensation. Near the end of each year, the Compensation Committee determines the salary to be paid to each executive officer during the subsequent year and the bonus to be paid for the current year. Sometimes, however, as a result of delays in scheduling meetings or because of other issues being considered by the Compensation Committee, salary or bonus is not set until early in the following year. The timing of these meetings allows the Compensation Committee to review the Trust's activities during the entire year and to collect and analyze competitive market data. This process was utilized by the Compensation Committee in 1994, even though all of the executive officers of the Trust (including Mr. Guttman) had entered into employment agreements with the Trust. All but one of these agreements provided for a salary increase on January 1 of each year equal to 50% of any increase in the Consumer Price Index for the previous year. One employment agreement did not contain a provision providing for automatic salary increases.

  Salaries for 1994 were set after consultation with CRI. CRI provided the Compensation Committee with aggregated information regarding the total cash compensation paid to officers holding similar positions in certain successful real estate investment trusts and other national and regional companies that CRI and the Compensation Committee had determined have comparable revenues, profitability and growth ("Survey Group"). The particular companies within the Survey Group were selected several years ago jointly by CRI and the then members of the Compensation Committee. Some of these companies are included in the National Association of Real Estate Investment Trust equity index used for comparative revenues, profitability and growth.

  CRI made recommendations as to 1994 salary levels. At the request of the Compensation Committee, Mr. Guttman also prepared recommendations concerning 1994 salaries to be paid to executive officers, other than himself. Mr. Guttman's recommendations were based upon his analysis of each executive officers' performance and the 1993 performance of the Trust as a whole. Among the performance factors considered were the productivity of the leasing effort, the number and quality of properties acquired, the increase in funds from operations, the financing transactions completed, and the redevelopment and operation of Trust properties ("Performance Factors"). Mr. Guttman subjectively weighed these and other factors, based upon the responsibilities of each of the executive officers.

  CRI advised the Compensation Committee that the salary levels suggested by Mr. Guttman were well within the range that CRI would recommend, based upon the total cash compensation paid to officers of companies within the group considered by the Compensation Committee and in light of the Trust's overall performance.

  Because the Trust met or exceeded internal targets for the Performance Factors in 1993, the Compensation Committee determined to modestly increase the salaries of the executive officers, including Mr. Guttman. Mr. Kaplan's and Mr. Wennett's salary increase were slightly greater than that of the other executive officers and resulted from the Compensation Committee's determination that the Trust had benefitted from Mr. Kaplan's contribution to increasing the unsecured lines of credit and Mr. Wennett's contribution to exceeding the internal acquisition targets.

  In 1994, the Compensation Committee conducted its own review of the total cash compensation paid to officers holding similar positions in the Survey Group. Following its review of this survey, the Compensation Committee concluded that the Trust's compensation packages were, for the most part, in keeping with industry practice. The Compensation Committee was concerned that the executive officers' employment agreements, although appropriate when originally entered into, could now be viewed as not in keeping with current industry practice. Thus, the Compensation Committee offered its executive officers the option to elect to substitute a severance agreement for his/her employment agreement or to continue under an employment agreement with a fixed term which will not automatically renew. As previously noted, one executive officer retained his employment agreement, which agreement now has a fixed term, and the other executive officers elected to substitute the severance agreement for his/her employment agreement.

  Salaries for 1995 and bonuses for 1994 were set after review of the Compensation Committee's survey referenced above and review of the Trust's performance. At the request of the Compensation Committee, Mr. Guttman submitted recommendations for salary levels and bonuses for executive officers, other than himself. These recommendations were based on Mr. Guttman's analysis of each executive officer's performance and the performance of the Trust as a whole, as compared with the Performance Factors and the Trust's internal performance targets.

  In 1994, the Trust's funds from operations increased by 6% over the 1993 level; this increase was somewhat lower than the internal goal. Also, the level of property acquisitions was somewhat lower than internal targets. Thus, the Compensation Committee determined to hold 1995 salaries for executive officers, at 1994 levels, with the exception of Mr. Wennett, who elected to receive the salary increase (50% of CPI) provided in his employment agreement. Mr. Guttman waived the 50% of CPI increase provided in his employment agreement. Mr. Guttman's, Mr. Vasvari's, Ms. Morrow's, Mr. Wennett's and Mr. Kaplan's 1995 annual salaries are $500,000, $225,000, $200,000, $202,765 and $190,000,
respectively.

  With respect to bonus compensation, the Compensation Committee concluded that the executive officers should receive cash compensation recognizing the increase in funds from operations and the attainment of certain of the Trust's other internal corporate performance goals. The Compensation Committee concluded that these bonuses should reflect that not all of the Trust's internal performance goals were met. Thus, executive officers, including the President, but excluding Mr. Kaplan, received a bonus equal to 60% of his/her 1993 bonus. The Committee determined that Mr. Kaplan's performance justified a bonus equal to 125% of his 1993 bonus. In reaching this determination, the Compensation Committee considered his contribution to controlling certain fees paid by the Trust in 1994.

  The Compensation Committee strives to maintain the total compensation package, (including dividends), for executive officers at or near the 70th to 75th percentiles of the compensation paid by the Survey Group. The Compensation Committee believes that the total compensation packages for executive officers for 1994 were within this range. The Compensation Committee considers the Trust's overall performance in setting salary and bonus levels for executive officers, as well as the relative performance of the other companies in this Group and the compensation paid to their executives.

  1993 Long-Term Incentive Plan ("1993 Plan"). The 1993 Plan was approved by the shareholders at the Trust's 1993 Annual Meeting. The 1993 Plan allows the Compensation Committee to make cash and stock-based awards to officers and other key employees of the Trust (such as grants of stock options, stock appreciation rights, restricted stock, performance awards and stock purchase awards).

  On February 15, 1995, the Compensation Committee granted stock options to all of the executive officers of the Trust. The amount of these awards was set for all executive officers (excluding Mr. Guttman) based upon recommendations prepared by Mr. Guttman. In preparing his recommendations, Mr. Guttman considered how many options had been previously awarded to each executive officer, the level of 1994 bonus compensation, the 1995 salary levels and the Trust's goal of more closely aligning management's interests with shareholders. The Compensation Committee determined the number of options to be granted to Mr. Guttman based upon these same factors.


  Nonqualified Deferred Compensation Plan. In July 1994, upon recommendation of the Compensation Committee, the Trust adopted a nonqualified deferred compensation plan ("Plan") which permits key executives to voluntarily defer all or a portion of their future salary and other cash compensation earned from the Trust into accounts maintained by the Trust in accordance with the rules of the Internal Revenue Code of 1986, as amended, applicable to nonqualified pension plans. Deferral elections must be made by December 15 specifying the portion of the compensation to be earned in the succeeding year that is to be deferred. In 1994, the Trust matched contributions made by participants at a rate of $0.50 for each $1.00 contributed up to $1,740.

  In accordance with the rules applicable to nonqualified pension plans, it is intended that all deferrals of compensation by Plan participants will result in such deferrals not being currently taxable to such participants for federal income tax purposes, but taxable only upon the distribution of such deferrals, together with the earnings thereon, to such participants at their retirement, death, disability or other termination of employment; or in the event of a change of control. The Plan also is designed to permit the participants to make the maximum permissible elective deferrals under Section 401(k) of the Code to the Amended and Restated Federal Realty Investment Trust Savings and Investment Plan, effective January 1, 1987, as amended January 1, 1989.

  The Compensation Committee has designated all of the executive officers as eligible to participate in the Plan.

  Deductibility of Compensation Paid in Excess of $1 Million. Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), limits the ability of a public company, such as the Trust, to deduct, in 1994 and subsequent years, compensation paid to an executive officer who is named in its "Summary Compensation Table" in excess of $1 million per year unless certain conditions are met. What the requirements are vary depending on the type of compensation paid. It is not anticipated that any executive officer will be paid in excess of $1 million in 1995. Therefore, the Committee does not believe that it is necessary at this time to modify any of the Trust's compensatory programs as a result of Section 162(m).

                                          A. Cornet de Ways Ruart
                                          Morton S. Lerner
                                          George L. Perry

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Trust's Compensation Committee are A. Cornet de Ways Ruart, Morton S. Lerner and George L. Perry. Dennis L. Berman served as a member of the Compensation Committee until May 4, 1994.

  Mr. Misner is a full time employee of the Trust at an annual salary of $120,000. On the date of the 1995 Annual Meeting, Mr. Misner will also be granted an option to purchase 2,500 Shares, the per Share exercise price of which will be the fair market value of a Trust Share on the date of grant. This option is in lieu of the option he is no longer eligible to receive as he is no longer a nonemployee Trustee.

                            STOCK PRICE PERFORMANCE

  The following stock price performance chart compares the Trust's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the NYSE, American Stock Exchange or the NASDAQ National Market. Stock price performance for the past five years is not necessarily indicative of future results. All stock price performance includes the reinvestment of dividends.



                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG FEDERAL REALTY TRUST,
                           S&P 500 INDEX AND NAREIT


                       [PERFORMANCE GRAPH APPEARS HERE]

                             FEDERAL
Measurement Period           REALTY         S&P
(Fiscal Year Covered)        TRUST          500 INDEX    NAREIT
- ---------------------        -----------    ---------    ---------
Measurement Pt-12/31/1989    $100.00        $100.00      $100.00
FYE 12/31/1990               $ 70.63        $ 96.83      $ 84.65
FYE 12/31/1991               $100.83        $126.41      $114.86
FYE 12/31/1992               $143.09        $136.1       $131.62
FYE 12/31/1993               $151.31        $149.7       $157.49
FYE 12/31/1994               $133.17        $151.66      $162.49

                              CERTAIN TRANSACTIONS

  Pursuant to the terms of stock option plans, from 1984 through 1994 officers and key employees have exercised options and paid for some of the Shares by issuance of notes to the Trust. Notes accepted pursuant to the 1983 or 1985 stock option plans are for a term of five years with interest payable quarterly at the per annum rate that is either the lesser of (i) the Trust's borrowing rate or (ii) the current indicated annual dividend rate on the Shares acquired pursuant to the option divided by the purchase price of such Shares. Notes accepted pursuant to the 1993 Long-Term Incentive Plan are for a period of five years with interest payable quarterly at the per annum rate that is the lesser of (i) the Trust's borrowing rate or (ii) the indicated annual dividend rate on the date of exercise of the options divided by the option price of such Shares. The stock option notes are secured by the Shares, which will not be released until the notes are paid in full. Pursuant to the terms of a restrictive stock agreement Mr. Guttman borrowed $210,000, $105,000 of which was repaid in 1992. The remaining balance of $105,000 is payable on April 15, 1996, with no interest. The note is secured by 18,975 Shares. In connection with restricted Share grants, the Trust has loaned officers funds with which to pay taxes on the Shares. The notes, which total $31,142 as of March 27, 1995, bear interest at the lesser of (i) the Trust's borrowing rate or (ii) the current indicated annual dividend rate divided by the closing price of such Shares on the vesting date. The loans are being forgiven prorata over three years if the officer is still employed by the Trust.

  In 1991, the Trust accepted notes from Trust officers in connection with the 1991 Share Purchase Plan for $5,359,922. The current balance of the notes is $3,931,000. Up to 75% of the original principal balance of these loans may be forgiven by the Trust if certain conditions are met. In connection with the 1991 Share Purchase Plan, the Trust has loaned officers $715,000 with which to pay income taxes associated with the forgiveness. The interest rate on the Share purchase loans and related tax loans is 9.39%. On January 1, 1994, the Trust lent Mr. Kaplan $1,000,000 to purchase 40,000 Trust Shares. The current balance is $875,000 and he has been loaned $50,000 with which to pay income taxes associated with the forgiveness. Up to 75% of the original principal balance of this loan may be forgiven by the Trust if certain conditions are met. The interest rate on his share purchase loans is 6.24%.

  The following table sets forth the indebtedness to the Trust of the officers as of March 27, 1995:

                                                            MAXIMUM
                                                          OUTSTANDING  CURRENT
                                                            DURING     BALANCE
     NAME                               TITLE                1994      OF NOTES
- --------------------------------------------------------------------------------
  Steven J. Guttman......... President and Chief          $3,090,000  $2,813,000
                              Executive Officer
  Ron D. Kaplan............. Vice President--Capital       1,705,000   1,630,000
                              Markets
  Catherine R. Mack......... Vice President--General         386,000     352,000
                              Counsel and Secretary
  Mary Jane Morrow.......... Senior Vice President--         789,000     721,000
                              Finance and Treasurer
  Hal A. Vasvari............ Executive Vice President--      889,000     821,000
                              Chief Operating Officer
  Cecily A. Ward............ Vice President--Controller      107,000      98,000
  Robert S. Wennett......... Senior Vice President--         975,000     937,000
                              Acquisitions

  A retail women's clothing store owned by Mr. Guttman and his wife, which is operated by Mr. Guttman's wife, leases space at one of the Trust's properties. Terms of the lease were negotiated at arms length and reflected prevailing market conditions. Total payments in 1994 for rent, operating expenses and real estate taxes were $78,000. From time to time the Trustees may actively engage on their own behalf and as agents for and advisors to others in real estate transactions, including development and financing. The Trustees have agreed that they will not acquire an interest in any property which meets the investment criteria of the Trust without first offering the property to the Trust.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Grant Thornton LLP has been selected as independent public accountants for the Trust for the current year, and examined the Trust's financial statements for the year ended December 31, 1994. Grant Thornton LLP also provided limited reviews of the Trust's quarterly financial information and assisted in connection with certain other filings with the Securities and Exchange Commission.

  A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

                                 ANNUAL REPORT

  A COPY OF THE TRUST'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE MAILED WITHOUT CHARGE TO SHAREHOLDERS UPON REQUEST. REQUESTS SHOULD BE ADDRESSED TO THE TRUST, 4800 HAMPDEN LANE, SUITE 500, BETHESDA, MARYLAND 20814, ATTENTION:
MS. KATHY KLEIN, VICE PRESIDENT--CORPORATE COMMUNICATIONS. THE FORM 10-K INCLUDES CERTAIN EXHIBITS, WHICH WILL BE PROVIDED ONLY UPON PAYMENT OF A FEE COVERING THE TRUST'S REASONABLE EXPENSES.

        SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

  The cost of this solicitation of proxies will be borne by the Trust. In addition to the use of the mails, Trust officials may solicit proxies in person and by telephone or telegraph, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares.

  Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received by the Trust no later than November 30, 1995 to be considered for inclusion in the Trust's proxy statement and form of proxy relating to such meeting.

  The Trustees know of no other business to be presented at the 1995 Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

  You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the 1995 Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States.

                                          For the Trustees,

                                          /s/ Catherine R. Mack

                                          Catherine R. Mack
                                          Vice President--General
                                          Counsel and Secretary

          YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.
                      PLEASE SIGN, DATE AND MAIL IT TODAY.

PROXY

                        FEDERAL REALTY INVESTMENT TRUST

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

  The undersigned, a shareholder of Federal Realty Investment Trust (the "Trust"), hereby constitutes and appoints THOMAS F. COONEY, ESQ., MARY JANE MORROW and CECILY A. WARD, or any of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland on Wednesday, May 10, 1995 at 10:00 a.m., or at any adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

  The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

                         (TO BE SIGNED ON REVERSE SIDE)

                                                     SEE REVERSE SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


  This Proxy when properly executed will be voted as directed by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.


                                FOR      WITHHELD
1. Election of Trustees:        [_]        [_]

Dennis L. Berman; Kristin Gamble; Donald H. Misner

The Board of Trustees unanimously recommends a vote FOR the three Nominees.

For all, except as otherwise indicated (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST.)

2. In their discretion, on any other matters properly coming before the meeting or any adjournment thereof.

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SIGNATURE(S)                                       DATE
             -------------------------------------      ------------

             -------------------------------------
NOTE: Please sign exactly as your name(s) appear(s) hereon. If the shares are held jointly each party must sign. If the shareholder named is a corpora-tion, partnership or other association, please sign its name and add your own name and title. When signing as an attorney, executor, administrator, trustee, guardian or in any other representative capacity, please also give your full title or capacity.